Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
NexMed, Inc.:

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-148060, 333-107137, 333-122114, 333-117717, 333-125565,  333-140110, 333-152591, 333-132611, 333-111894, 333-1055509, 333-96813, 333-46976, and 333-91957) and Form S-8 (Nos. 333-152284, 333-138598, and 333-93435) of our report dated March 16, 2009, with respect to the consolidated financial statements, schedule, and the effectiveness of internal control over financial reporting of NexMed, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2008.  Such report includes an uncertainty paragraph with respect to the ability of Nexmed, Inc. to continue as a going concern.

/s/ Amper, Politziner & Mattia, LLP

Date: March 16, 2009
Edison, New Jersey